EXHIBIT 4.1

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED	Articles of Amendment	FORM MUST BE TYPED
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1) Exact name of corporation:  State Street Corporation

(2) Registered office address:  155 Federal Street, Boston, Massachusetts 02110

(number, street, city or town, state, zip code)

(3) These articles of amendment affect article(s):  IV

(specify the number(s) of article(s) being amended (I-VI))

(4) Date adopted: November 18, 2014

(month, day, year)

(5)	Approved by:

(check appropriate box)

☐	the incorporators.

☒	the board of directors without shareholder approval and shareholder approval was not required.

☐	the board of directors and the shareholders in the manner required by law and the articles of organization.

(6) State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

The Article IV of the Restated Articles of Organization be amended to designate a Series E of Preferred Stock more particularly described on Exhibit A attached hereto and made a part hereof.

P.C.

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

(7)	The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified:

*	G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

Exhibit A

CERTIFICATE OF DESIGNATION

OF

NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES E

OF

STATE STREET CORPORATION

(Pursuant to Section 6.02 of the Massachusetts Business Corporation Act)

November 21, 2014

State Street Corporation, a corporation organized and existing under the Massachusetts Business Corporation Act of the Commonwealth of Massachusetts (the “Corporation”), in accordance with the provisions of Section 6.02 thereof, hereby certifies:

On November 18, 2014, the Chairman of the Board of Directors of the Corporation, in accordance with the votes of the Board of Directors of the Corporation adopted on October 23, 2014 and the provisions of the Corporation’s Articles of Organization, as amended, duly adopted the following vote creating a series of 7,500 shares of preferred stock of the Corporation designated as “Non-Cumulative Perpetual Preferred Stock, Series E”.

VOTED: that pursuant to the authority vested in the Chairman of the Board of Directors of the Corporation and in accordance with the votes of the Board of Directors of the Corporation adopted on October 23, 2014 and the provisions of the Corporation’s Articles of Organization, as amended, a series of preferred stock, without par value, of the Corporation be and hereby is created, and that the designation and number of shares, and the preferences, limitations, and relative rights thereof are as follows:

Section 1. Designation. The designation of the series of preferred stock shall be Non-Cumulative Perpetual Preferred Stock, Series E (hereinafter referred to as the “Series E Preferred Stock”). Each share of Series E Preferred Stock shall be identical in all respects to every other share of Series E Preferred Stock. Series E Preferred Stock will rank (i) at least equally with Parity Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (ii) and will rank senior to Junior Stock with respect to the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2. Number of Shares. The number of authorized shares of Series E Preferred Stock shall be 7,500. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock set forth in the Articles of Organization) or decreased (but not below the number of shares of Series E Preferred Stock then outstanding) by further votes duly adopted by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation and by the filing of articles of amendment pursuant to the provisions of the Massachusetts Business Corporation Act of the

Commonwealth of Massachusetts stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series E Preferred Stock.

Section 3. Definitions. As used herein with respect to Series E Preferred Stock:

(a) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(b) “Articles of Organization” means the Articles of Organization of the Corporation, as may be amended from time to time, and shall include this Certificate of Designation.

(c) “Board of Directors” means the board of directors of the Corporation.

(d) “Bylaws” means the Bylaws of the Corporation, as may be amended from time to time.

(e) “Business Day” means any day other than a Saturday, Sunday, that is neither a legal holiday nor any other day on which banking institutions and trust companies in New York, New York or Boston, Massachusetts are permitted or required by any applicable law to close.

(f) “Certificate of Designation” means this Certificate of Designation relating to the Series E Preferred Stock, as it may be amended from time to time.

(g) “Common Stock” means the common stock, par value $1.00 per share, of the Corporation.

(h) “Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

(i) “Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

(j) “Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

(k) “DTC” means The Depository Trust Company, together with its successors and assigns.

(l) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Series E Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(m) “MBCA” means the Massachusetts Business Corporation Act, as amended from time to time.

(n) “Nonpayment” shall have the meaning set forth in Section 7(c)(i) hereof.

(o) “Parity Stock” means any other class or series of stock of the Corporation, including the shares of preferred stock of the Corporation designated as Non-Cumulative Perpetual Preferred Stock, Series C and Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, that ranks equally with the Series E Preferred Stock in the payment of dividends and in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(p) “Preferred Director” shall have the meaning set forth in Section 7(c)(i) hereof.

(q) “Redemption Price” shall have the meaning set forth in Section 6(a) hereof.

(r) “Regulatory Capital Treatment Event” means the Corporation’s determination, in good faith, that, as a result of any:

(i) amendment to, clarification of or change in (including any announced prospective amendment to, clarification of or change in), the laws or regulations or policies of the United States or any political subdivision of or in the United States that is enacted or announced or that becomes effective after the initial issuance of any share of Series E Preferred Stock;

(ii) proposed amendment to or change in those laws or regulations or policies that is announced or becomes effective after the initial issuance of any share of Series E Preferred Stock; or

(iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies that is announced or that becomes effective after the initial issuance of any share of Series E Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of all shares of Series E Preferred Stock then outstanding as “additional tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Appropriate Federal Banking Agency, as then in effect and applicable, for as long as any share of Series E Preferred Stock is outstanding.

(s) “Series E Preferred Stock” shall have the meaning set forth in Section 1 hereof.

Section 4. Dividends.

(a) Rate. Dividends on the Series E Preferred Stock will not be mandatory. Holders of Series E Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends at a rate per annum equal to 6.000% on the liquidation preference of $100,000 per share of Series E Preferred Stock, quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing March 15, 2015 (each, a “Dividend Payment Date”). In the event that any Dividend Payment Date falls on a date that is not a Business Day, then payment of any dividend payable on such date will be made on the next succeeding Business Day (without interest or other payment in respect of such delay). The period from, and including, any Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date is a “Dividend Period”;

provided, however, that the first Dividend Period shall be the period from, and including, the date of original issuance of the Series E Preferred Stock to, but excluding, March 15, 2015. The record date for payment of dividends on the Series E Preferred Stock shall be the 15th calendar day before such Dividend Payment Date (provided, however, that if any such day is not a Business Day, then the record date will be the next succeeding day that is a Business Day) or such other date as determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation. The amount of dividends payable, including dividends payable for any partial Dividend Period, shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding any other provision hereof, dividends on the Series E Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

(b) Non-Cumulative Dividends. Dividends on shares of Series E Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series E Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not be cumulative and shall not be payable for such Dividend Period, and the Corporation shall have no obligation to pay, and the holders of Series E Preferred Stock shall have no right to receive, dividends for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series E Preferred Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c) Priority of Dividends. So long as any share of Series E Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, or any dividend or distribution of capital stock or rights to acquire capital stock of the Corporation in connection with a shareholders’ rights plan or any redemption or repurchase of capital stock or rights to acquire capital stock under any such plan, and (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (A) as a result of a reclassification of Junior Stock for or into other Junior Stock, (B) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (C) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock, (D) purchases, redemptions or other acquisitions of shares of Junior Stock pursuant to any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (E) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy Junior Stock existing prior to or during the most recent preceding Dividend Period for which the full dividends for the then most recently completed Dividend Period on all outstanding shares of Series E Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside, including under a contractually binding stock repurchase plan, or (F) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; unless, in each case, the full dividends on all outstanding shares of Series E Preferred Stock for the then most recently completed Dividend Period have been declared and paid in full (or a sum sufficient for the payment in full thereof has been set aside for such payment). When dividends are not paid in full upon the shares of Series E Preferred Stock and any Parity Stock, all dividends declared upon shares of Series E Preferred Stock and any such Parity Stock shall be declared on a proportional basis. For purposes of calculating the proportional allocation of partial dividend payments, the Corporation shall allocate dividend payments based on the ratio between the then-current dividends due on the shares of the Series E Preferred Stock and (i) in the case of any series of Parity Stock that is non-cumulative preferred stock, the aggregate of the current and unpaid dividends due on such series of preferred stock, and (ii) in the case of any series of Parity Stock that is cumulative preferred stock, the aggregate of the current and accumulated and unpaid dividends due on such series of preferred stock. No interest will be payable in respect of any declared but unpaid dividend payment on shares of Series E Preferred Stock that is paid after the relevant Dividend Payment Date for such Dividend Period. If the Board of Directors of the Corporation determines not to pay any dividend or a full dividend on the Series E Preferred Stock on a Dividend Payment Date, the Corporation will provide, or cause to be provided, written notice (which may be in the form of a press release or other public announcement) to the holders of the Series E Preferred Stock prior to such date. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on any Junior Stock and any Parity Stock from time to time out of any assets legally available therefor, and the holders of shares of Series E Preferred Stock shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series E Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution of the assets of the Corporation may be made to the holders of any Common Stock or of any of the Corporation’s shares of capital stock ranking junior as to such a distribution to the shares of Series E Preferred Stock, and subject to the rights of the holders of any class or series of securities ranking senior to the Series E Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The holders of Series E Preferred Stock shall not be entitled to any other amounts in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment. If in any distribution described in Section 5(a) above the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any declared and unpaid dividends in full to all holders of Series E Preferred Stock and all holders of any Parity Stock ranking equally as to such distribution with the Series E Preferred Stock, the amounts paid to the holders of Series E Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidation preferences plus any declared and unpaid dividends on the Series E Preferred Stock and all such Parity Stock.

(c) Residual Distributions. If the liquidation preference plus any declared and unpaid dividends has been paid in full to all holders of Series E Preferred Stock and all holders of any Parity Stock ranking equally as to such distribution with the Series E Preferred Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the property and assets of the Corporation shall not constitute a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other entity or the merger, consolidation or any other business combination transaction of any other entity into or with the Corporation in which the holders of Series E Preferred Stock receive cash, securities or other property for their shares of Series E Preferred Stock, constitute a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem in whole or in part the shares of Series E Preferred Stock at the time outstanding, on the Dividend Payment Date on December 15, 2019 or on any Dividend Payment Date thereafter, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series E Preferred Stock shall be $100,000 per share plus dividends that have been declared but not paid, without accumulation of any undeclared dividends (the “Redemption Price”). Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may provide notice of its intent to redeem, as provided in Subsection (b) below, and subsequently redeem, all (but not less than all) of the shares of Series E Preferred Stock at the time outstanding at the Redemption Price applicable on such date of redemption.

(b) Notice of Redemption. Notice of every redemption of shares of Series E Preferred Stock shall be either (1) mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation or (2) transmitted by such other method approved by the Depositary Company, in its reasonable discretion, to the holders of record of such shares to be redeemed. Such mailing or transmittal shall be at least 30 days and not more than 60 days before the date fixed for redemption. Notwithstanding the foregoing, if the Series E Preferred Stock is held in book-entry form through DTC (or a successor securities depositary), the Corporation may give such notice in any manner permitted by DTC (or such successor). Any notice provided pursuant to this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to provide such notice, or any defect in such notice or in the provision thereof, to any holder of shares of Series E Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series E Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series E Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder (or the method of determining such number); (iii) the Redemption Price; (iv) the place or places where the certificates evidencing such shares of Series E Preferred Stock are to be surrendered for payment of the Redemption Price; and (v) that dividend rights on the shares to be redeemed will cease on the redemption date.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series E Preferred Stock at the time outstanding, the shares of Series E Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series E Preferred Stock in proportion to the number of Series E Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series E Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, for the benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) for the benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividend rights with respect to such shares will cease on the redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the trust fund set aside by the Corporation or from the bank or trust company where the funds have been deposited at any time after the redemption date from such funds, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7. Voting Rights. The holders of Series E Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as expressly provided by law and except that:

(a) Supermajority Voting Rights—Amendments. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of the Series E Preferred Stock at the time outstanding, voting separately as a single class, shall be required to authorize any amendment of the Articles of Organization (including this Certificate of Designation and any other certificate of designation or any similar document relating to any series of preferred stock) or Bylaws which will materially and adversely affect the powers, preferences, privileges or rights of the Series E Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series E Preferred Stock or authorized preferred stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series E Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative), and/or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series E Preferred Stock.

(b) Supermajority Voting Rights—Priority. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of the Series E Preferred Stock at the time outstanding, voting separately as a single class, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any additional class or series of stock ranking senior to the shares of the Series E Preferred Stock and all other Parity Stock with respect to dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(c) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series E Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series E Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(c) have been conferred and are exercisable, have not been paid, or declared and set aside for payment, in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not) (a “Nonpayment”), the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Series E Preferred Stock (together with holders of any other series of the Corporation’s authorized preferred stock that ranks on parity with the Series E Preferred Stock as to payment of dividends with equivalent voting rights), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of Common Stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors of the Corporation shall at no time include more than two such directors. Each such director elected by the holders of shares of Series E Preferred Stock and any other class or series of preferred stock having equivalent voting rights with the Series E Preferred Stock is a “Preferred Director”.

(ii) Election. The election of the Preferred Directors will take place at any annual meeting of shareholders or any special meeting of the holders of Series E Preferred Stock and any other class or series of the Corporation’s preferred stock that ranks on parity with Series E Preferred Stock as to payment of dividends and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(c)(i) above, but prior to the initial election of the Preferred Directors, the secretary of the Corporation may, and upon the written request of any holder of Series E Preferred Stock (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), call a special meeting of the holders of Series E Preferred Stock, and any other class or series of preferred stock that ranks on parity with Series E Preferred Stock as to payment of dividends and for which dividends have not been paid, for the election of the two directors to be elected by them as provided in Section 7(c)(iii) below.

(iii) Notice for Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Corporation’s Bylaws for a special meeting of the shareholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series E Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 7(c)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s shareholders unless they have been previously terminated or removed pursuant to Section 7(c)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series E Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock that ranks on parity with Series E Preferred Stock as to payment of dividends with equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the shareholders.

(iv) Termination; Removal. Whenever full dividends have been paid regularly on the Series E Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series E Preferred Stock as to payment of dividends, if any, for at least four consecutive Dividend Periods following a Nonpayment, then the right of the holders of Series E Preferred Stock to elect such additional two directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any subsequent Nonpayment). The terms of office of the Preferred Directors will immediately terminate and the number of directors constituting the Corporation’s board of directors will be automatically reduced accordingly. When the voting rights described in this Section 7(c) are in effect, any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series E Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred that ranks on parity with the Series E Preferred Stock as to payment of dividends with equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist).

(d) Changes for Clarification. Without the consent of the holders of Series E Preferred Stock, so long as such action does not adversely affect the powers, preferences, privileges or rights thereof, of the Series E Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series E Preferred Stock:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designation that may be defective or inconsistent; or

(ii) to make any provision with respect to matters or questions arising with respect to the Series E Preferred Stock that is not inconsistent with the provisions of this Certificate of Designation.

(e) Changes after Provision for Redemption. No vote or consent of the holders of Series E Preferred Stock shall be required pursuant to Section 7(a), 7(b) or 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series E Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above.

(f) Inapplicability of Section 11.04(6) of the MBCA. The holders of Series E Preferred Stock are not entitled to vote as a separate class or series or voting group (including without limitation, alone or together with one or more other classes or series of shares) with respect to any plan of merger or share exchange solely as a result of Section 11.04(6) of the MBCA (or any similar successor provision of the MBCA).

Section 8. Conversion. The holders of Series E Preferred Stock shall not have any rights to convert such Series E Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9. Rank. Notwithstanding anything set forth in the Articles of Organization, the Bylaws or this Certificate of Designation to the contrary, the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, without the vote of the holders of the Series E Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 7(b), any class of securities ranking senior to the Series E Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase Series E Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11. Unissued or Reacquired Shares. Shares of Series E Preferred Stock not issued or which have been issued, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. No Sinking Fund. The Series E Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series E Preferred Stock will have no right to require redemption or repurchase of any shares of Series E Preferred Stock.

Section 13. Record Holders. To the fullest extent permitted by applicable law, the Corporation and any transfer agent for the Series E Preferred Stock may deem and treat the record holder of any share of Series E Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 14. Notices. All notices or communications in respect of the Series E Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, the Corporation’s Articles of Organization or Bylaws or by applicable law.

Section 15. No Preemptive Rights. No share of Series E Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 16. Other Rights. The shares of Series E Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Organization or as provided by applicable law.

[Reminder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, State Street Corporation has caused this Certificate of Designations to be signed by Jeffrey N. Carp, its Executive Vice President, Chief Legal Officer and Secretary, on the date first written above.

STATE STREET CORPORATION

By:	/s/ Jeffrey N. Carp
Name:	Jeffrey N. Carp
Title:	Executive Vice President, Chief
Legal Officer and Secretary

Signed by:  /s/ Jeffrey N. Carp                                                                                                                                        ,

(signature of authorized individual)

☐	Chairman of the board of directors,

☐	President,

☒	Other officer,

☐	Court-appointed fiduciary,

on this         21st         day of         November        ,     2014    .

Examiner L.A.L Name approval C M

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $100 having been paid, said articles are deemed to have been filed with me this 21st day of November, 2014, at 11:58 a.m.

Effective date:

(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

TO BE FILLED IN BY CORPORATION

Contact Information:

Sharon Napolitano c/o WilmerHale

60 State Street

Boston, Massachusetts 02109

Telephone: 617 526 5106

Email: Sharon.napolitano@wilmerhale.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue